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EXHIBIT 21.1

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                         SUBSIDIARIES OF THE REGISTRANT


                                        Names Under Which        State or Jurisdiction of
Subsidiary Name                     Subsidiary Does Business           Incorporation
---------------                     ------------------------     ------------------------

Pacific Ethanol California, Inc.        Pacific Ethanol                 California

Kinergy Marketing, LLC                  Kinergy Marketing                 Oregon

ReEnergy, LLC                               ReEnergy                    California

Pacific Ag Products, LLC             Pacific Ag Products/PAP            California


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